Filed Pursuant to Rule 424(b)(3) Registration No. 333-132911

5,500,000 Units	Pricing Date	January 31, 2008
11% Callable STock Return Income DEbt SecuritiesSM	Settlement Date	February 7, 2008
Due February 8, 2010 payable on the stated maturity date	Maturity Date	February 8, 2010
with The Home Depot, Inc. common stock	CUSIP No.	59022Y717
Term Sheet No. 2923

Merrill Lynch & Co., Inc.

•       Interest paid quarterly at the rate of 11% per year

•       A maturity of approximately 24 months, if not redeemed or called

•       Payable at maturity with shares of The Home Depot, Inc. common stock equal to the applicable share multiplier

•       Callable on or after February 9, 2009, providing a yield to call of 14%

•       Approved for listing on AMEX under the symbol “HRO”

The Callable STRIDES will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Note Terms” (together the “Note Prospectus”). Investing in the Callable STRIDES involves a number of risks. See “ Risk Factors” on page TS-6 of this term sheet and beginning on page PS-4 of product supplement STRIDES-2.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)(2)	$25.00	$137,500,000
Underwriting discount (2)	$.50	$2,750,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$24.50	$134,750,000

(1)	Plus accrued interest from February 7, 2008, if settlement occurs after that date.
(2)	The public offering price and underwriting discount for any purchase of 200,000 units or more in a single transaction by an individual investor will be $24.875 per unit and $.375 per unit, respectively.

“STock Return Income DEbt Securities” and “STRIDES” are service marks of Merrill Lynch & Co., Inc.

Merrill Lynch & Co.

January 31, 2008

Summary

The 11% Callable STock Return Income DEbt SecuritiesSM due February 8, 2010 payable on the stated maturity date with The Home Depot, Inc. common stock (the “Callable STRIDES”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. and are designed for investors seeking interest payments on their investment and who want to participate in the change in the price of The Home Depot, Inc. (the “Underlying Company”) common stock (the “Deliverable Shares”) over the term of the Callable STRIDES, subject to our right to call the Callable STRIDES. Investors must be willing to accept a return that is capped if the Callable STRIDES are called or a repayment in shares that is valued less, and potentially significantly less, than the original public offering price of the Callable STRIDES.

Terms of the Callable STRIDES	Determining Payment at Maturity or Call for the Callable STRIDES

Callable STRIDES	TS-2

Payout Profile

Call Prices

Based on the original issue date, stated maturity date and yield to call, the following table sets forth the month-end, mid-month, first and last Call Prices from February 9, 2009 through February 8, 2010, the first Call Date and the stated maturity date, respectively. For an example of the Call Price calculation, see Annex A to this term sheet. If we elect to exercise our call option, the Call Price will be disclosed in the notice we deliver to the Trustee in connection with our call of the Callable STRIDES.

This table is based on the following terms of the Callable STRIDES:

• original issue date:	February 7, 2008

• initial Share Multiplier:	0.82298295 (based upon the Volume Weighted Average Price of the Deliverable Shares of 30.3773 on the Pricing Date of January 31, 2008)

• interest rate:	11% per year

• interest payment dates:	On February 8, May 8, August 8 and November 8 of each year, beginning May 8, 2008 (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• yield to call:	14% (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• stated maturity date:	February 8, 2010

Call Date	Call Price per Callable STRIDES ($) (1)	Interest Payable on Call Date per Callable STRIDES ($) (1)	Final Amount per Callable STRIDES ($) (1)
February 9, 2009 (first Call Date)	25.6132	0.0076	25.6208
February 27, 2009	25.6441	0.1451	25.7892
March 16, 2009	25.6779	0.2903	25.9682
March 31, 2009	25.7055	0.4049	26.1104
April 15, 2009	25.7319	0.5118	26.2437
April 30, 2009	25.7610	0.6264	26.3874
May 15, 2009	25.7891	0.0535	25.8426
May 29, 2009	25.8142	0.1604	25.9746
June 15, 2009	25.8437	0.2826	26.1263
June 30, 2009	25.8721	0.3972	26.2694
July 15, 2009	25.9014	0.5118	26.4132
July 31, 2009	25.9334	0.6340	26.5674
August 17, 2009	25.9641	0.0688	26.0329
August 31, 2009	25.9902	0.1757	26.1658
September 15, 2009	26.0169	0.2826	26.2995
September 28, 2009	26.0423	0.3819	26.4242
October 15, 2009	26.0764	0.5118	26.5883
October 30, 3009	26.1074	0.6264	26.7338
November 16, 2009	26.1393	0.0611	26.2004
November 30, 2009	26.1662	0.1681	26.3343
December 15, 2009	26.1958	0.2826	26.4785
December 31, 2009	26.2282	0.4049	26.6331
January 15, 2010	26.2574	0.5118	26.7692
January 29, 2010	26.2872	0.6188	26.9059
February 8, 2010 (stated maturity date)	26.3067	0.6875	26.9942

(1)	The figures are subject to rounding.

Callable STRIDES	TS-3

The following graph shows the relationship between the Call Price and the Call Price plus accrued but unpaid interest from February 9, 2009, the first Call Date, through February 8, 2010, the stated maturity date.

Callable STRIDES	TS-4

Hypothetical Returns on the Maturity Date

The following table illustrates, for a range of hypothetical Closing Market Prices of the Deliverable Shares on the maturity date:

•	the product of the hypothetical Closing Market Price of the Deliverable Shares on the maturity date and the Share Multiplier;
•	the percentage change in the price of the Deliverable Shares from the Pricing Date to the maturity date;
•	the value of Deliverable Shares due or amount payable on the Callable STRIDES, including the payment of accrued and unpaid interest on the maturity date;
•	the total annualized yield on the Callable STRIDES on the maturity date; and
•	the total annualized yield from direct ownership of the Deliverable Shares.

This table assumes that the Callable STRIDES have not been called or redeemed prior to the maturity date and will be called by ML&Co. on the maturity date if the total annualized yield on the Callable STRIDES would otherwise be greater than 14% on the maturity date.

Hypothetical Closing Market Price of the Deliverable Shares on the maturity date ($)	The product of the hypothetical Closing Market Price on the maturity date and the initial Share Multiplier	Percentage change in the price of the Deliverable Shares from the Pricing Date to the maturity date	Value of Deliverable Shares due or amount payable on the Callable STRIDES on the maturity date ($)(1)	Total annualized yield on the Callable STRIDES on the maturity date(2)	Total annualized yield from direct ownership of the Deliverable Shares(3)
6.08	5.00	-80%	5.6875	-41.21%	-51.19%
9.11	7.50	-70%	8.1875	-32.05%	-42.35%
12.15	10.00	-60%	10.6875	-24.11%	-34.01%
15.19	12.50	-50%	13.1875	-17.01%	-26.63%
18.23	15.00	-40%	15.6875	-10.52%	-19.95%
21.26	17.50	-30%	18.1875	-4.51%	-13.79%
24.30	20.00	-20%	20.6875	1.11%	-8.06%
27.34	22.50	-10%	23.1875	6.42%	-2.67%
30.38 (4)	25.00 (5)	0%	25.6875	11.45%	2.43%
30.98	25.50	2%	26.1875	12.43%	3.42%
31.59	26.00	4%	26.6875	13.39%	4.40%
32.20	26.50	6%	27.0040	14.00% (6)	5.37%
32.81	27.00	8%	27.0040	14.00%	6.33%
33.42	27.50	10%	27.0040	14.00%	7.29%
36.45	30.00	20%	27.0040	14.00%	11.92%
39.49	32.50	30%	27.0040	14.00%	16.38%
42.53	35.00	40%	27.0040	14.00%	20.66%
45.57	37.50	50%	27.0040	14.00%	24.79%
48.60	40.00	60%	27.0040	14.00%	28.79%
51.64	42.50	70%	27.0040	14.00%	32.67%
54.68	45.00	80%	27.0040	14.00%	36.43%

(1)	The amounts specified in this column include payment of accrued and unpaid interest payable on the maturity date, rounded to four decimal places.

(2)	The total annualized yield on the maturity date represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments made through and including the applicable Call Date, the sum of these present values being equal to the Original Public Offering Price. This annualized yield:

(a)	assumes coupon payments are (i) made quarterly on February 8, May 8, August 8 and November 8 of each year, beginning May 8, 2008, and (ii) reinvested for the remainder of the term of the Callable STRIDES at the applicable yield listed in this column;

(b)	assumes an investment term equal to that of the Callable STRIDES; and

(c)	is computed on the basis of a 360-day year of twelve 30-day months compounded annually.

(3)	This annualized yield assumes:

(a)	a percentage change in the value of the Deliverable Shares that equals the percentage change in the product of the initial Share Multiplier and the Volume Weighted Average Price of a Deliverable Share on the Pricing Date to the relevant hypothetical Closing Market Price of the Deliverable Shares on the maturity date multiplied by the Share Multiplier;

(b)	a dividend payment of $0.1836 per quarter per share;

(c)	no transaction fees or expenses;

(d)	an investment term equal to that of the Callable STRIDES; and

(e)	is computed on the basis of a 365-day year and the actual number of days compounded annually.

(4)	This was the Volume Weighted Average Price of the Deliverable Shares on the hypothetical Pricing Date, and rounded to two decimal places.

(5)	This is the Original Public Offering Price of one unit of the Callable STRIDES. This value represents the product of the Volume Weighted Average Price of the Deliverable Shares on the Pricing Date of $30.3773 and the initial Share Multiplier of 0.82298295.

(6)	The amount representing a yield to call of 14% will be paid in cash.

Callable STRIDES	TS-5

Risk Factors

An investment in the Callable STRIDES involves significant risks. The following is a list of certain of the risks involved in investing in the Callable STRIDES. You should carefully review the more detailed explanation of risks relating to the Callable STRIDES in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Note Terms”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Callable STRIDES.

•	Your investment may result in a loss.

•	The Callable STRIDES are subject to being called at our option, in which case your yield is subject to a cap.

•	Your yield may be lower than the yield on other debt securities of comparable maturity.

•	Your return may be limited and may not be identical to the return of owning the Deliverable Shares.

•

In seeking to provide investors with what we believe to be commercially reasonable terms for the Callable STRIDES while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Callable STRIDES. If a trading market develops for the Callable STRIDES (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Callable STRIDES on a date prior to the stated maturity date.

•	Many factors affect the trading value of the Callable STRIDES; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

•	Amounts payable on the Callable STRIDES may be limited by state law.

•	The Underlying Company has no obligations relating to the Callable STRIDES and no diligence has been performed with respect to the Underlying Company.

•	Callable STRIDES holders are not entitled to stockholder’s rights.

•	Purchases and sales of the Deliverable Shares by us and our affiliates may affect your return.

•	Potential conflicts of interest could arise.

•	Tax consequences are uncertain.

Investor Considerations

You may wish to consider an investment in the Callable STRIDES if:

•	You anticipate that the value of the Deliverable Shares will not decrease enough to offset the interest payments made on the Callable STRIDES to provide you with your desired return.

•	You accept that your investment may result in a loss, which could be significant, if the level of the Deliverable Shares decreases.

•	You accept that the Callable STRIDES are callable and the yield to call will not exceed 14% per year on the Original Public Offering Price per unit of the Callable STRIDES.

•	You accept downside exposure to the Deliverable Shares with no expectation of dividends or other benefits of owning the underlying securities during the term of the Callable STRIDES.

•

You are willing to accept that there is no assurance that the Callable STRIDES will remain listed on AMEX for the entire length of the Callable STRIDES and that any listing will not ensure that a trading market will develop for the Callable STRIDES or that there will be liquidity in the trading market.

The Callable STRIDES may not be appropriate investments for you if:

•	You anticipate that the Deliverable Shares will depreciate and such depreciation will not be offset by the interest payments made on the Callable STRIDES to provide you with your desired return.

•	You are seeking principal protection or preservation of capital.

•	You seek an investment that will not be callable or have a capped return.

•	You want to receive dividends or other distributions paid on the Deliverable Shares over the term of the Callable STRIDES.

•	You want assurances that there will be a liquid market if and when you want to sell the Callable STRIDES prior to call, redemption or maturity.

Callable STRIDES	TS-6

Other Provisions

We may deliver the Callable STRIDES against payment thereof in New York, New York on a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Callable STRIDES occurs more than three business days from the Pricing Date, purchasers who wish to trade Callable STRIDES more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in distribution of the Notes. Accordingly, offerings of the Notes will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of the sale.

Callable STRIDES	TS-7

The Deliverable Shares

We have derived the following information from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information. The Underlying Company’s stores sell a wide assortment of building materials, home improvement and lawn and garden products and a number of services. The Underlying Company operates in the U.S., Canada, China and Mexico. Because the Deliverable Shares are registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC file number 001-08207. See “Where You Can Find More Information” in the accompanying general prospectus supplement and prospectus. We make no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Deliverable Shares is not a recommendation to buy or sell the Deliverable Shares. Neither we nor any of our affiliates make any representation to you as to the performance of the Deliverable Shares.

The Deliverable Shares trade on the NYSE under the symbol “HD”.

Historical Data

The following table sets forth the high and low closing prices for the calendar quarters during calendar years 2003 through the Pricing Date. On the Pricing Date, the Volume Weighted Average Price for the Deliverable Shares was $30.3773 per share. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Market, rounded to two decimal places. The historical closing prices of the Deliverable Shares should not be taken as an indication of future performance, and we cannot assure you that the price of the Deliverable Shares will not decrease. In addition, we cannot assure you that the price of the Deliverable Shares will increase so that the value of the Deliverable Shares that you may receive on the stated maturity date, if not previously called by us, or redeemed, will exceed the Original Public Offering Price of the Callable STRIDES.

	High	Low
2003
First Quarter	25.78	20.53
Second Quarter	34.46	24.79
Third Quarter	34.55	30.36
Fourth Quarter	37.52	32.90
2004
First Quarter	37.45	34.84
Second Quarter	37.24	33.00
Third Quarter	39.38	32.88
Fourth Quarter	43.79	38.67
2005
First Quarter	43.10	37.69
Second Quarter	40.34	35.09
Third Quarter	43.95	37.85
Fourth Quarter	42.58	37.68
2006
First Quarter	43.81	38.73
Second Quarter	42.65	35.79
Third Quarter	37.22	33.13
Fourth Quarter	40.16	35.76
2007
First Quarter	41.76	36.74
Second Quarter	40.03	36.79
Third Quarter	40.94	32.44
Fourth Quarter	34.22	25.94
2008
First Quarter (through the Pricing Date)	30.64	24.71

Callable STRIDES	TS-8

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Callable STRIDES. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement STRIDES-2 and MTN prospectus supplement, which you should carefully review prior to investing in the Callable STRIDES. Capitalized terms used and not defined herein have the meanings ascribed to them in the accompanying product supplement STRIDES-2.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Callable STRIDES or securities with terms substantially the same as the Callable STRIDES. Accordingly, the proper United States federal income tax characterization and treatment of the Callable STRIDES is uncertain. Pursuant to the terms of the Callable STRIDES, ML&Co. and every holder of a Callable STRIDES agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Callable STRIDES for all tax purposes as an investment unit consisting of the following components (the “Components”): (i) a debt instrument of ML&Co. (the “Debt Instrument”) with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Callable STRIDES (i.e., the Original Public Offering Price) and bearing stated interest at the stated interest rate for the Callable STRIDES and (ii) a forward contract (the “Forward Contract”) pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to make a payment to ML&Co. in exchange for the right to receive on the maturity date a number of Deliverable Shares equal to the then current Share Multiplier (subject to our right to cancel the Forward Contract in the event that we exercise our right to call the Callable STRIDES prior to the maturity date). Furthermore, based on ML&Co.’s determination of the relative fair market values of the Components at the time of issuance of the Callable STRIDES, ML&Co. will assign $28.04225 of the original issue price of the Callable STRIDES (i.e., the Original Public Offering Price) to the Debt Instrument and will assign $3.04225 of the original issue price of the Callable STRIDES (i.e., the Original Public Offering Price) to the Forward Contract. Based upon the foregoing, a holder who acquires a Callable STRIDES in connection with the original issuance thereof will be treated as having purchased the Debt Instrument for $28.04225 per unit and as having received an initial payment with respect to the Forward Contract in an amount equal to $3.04225 per unit.

Due to the absence of authorities that directly address instruments that are similar to the Callable STRIDES, significant aspects of the United States federal income tax consequences of an investment in the Callable STRIDES are not certain, and no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Callable STRIDES (including alternative characterizations and tax treatments of the Callable STRIDES) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Possible Future Tax Law Changes

On December 7, 2007, the IRS released a notice that could possibly affect the taxation of holders of the Callable STRIDES. According to the notice, the IRS and the U.S. Department of the Treasury (the “Treasury Department”) are actively considering, among other things, whether the holder of an instrument having terms similar to the Callable STRIDES should be required to accrue either ordinary income or capital gain (possibly in excess of any interest payments) on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to the Callable STRIDES will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether the tax treatment of such instruments should vary depending upon whether or not such instruments are traded on a securities exchange, whether such instruments should be treated as indebtedness, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code, as amended might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, if any, of the above considerations to their investment in the Callable STRIDES. ML&Co. intends to continue to treat the Callable STRIDES for U.S. federal income tax purposes in accordance with the treatment described herein unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Prospective purchasers of the Callable STRIDES should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Callable STRIDES. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement STRIDES-2.

Callable STRIDES	TS-9

Experts

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting, included as Exhibit 99.1 in the Current Report on Form 8-K dated November 13, 2007 (“November 13, 2007 Form 8-K”) and the related financial statement schedule included in the Merrill Lynch & Co., Inc.’s Form 10-K for the year ended December 29, 2006 are incorporated in this prospectus by reference, and have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006, the three-month and six-month periods ended June 29, 2007 and June 30, 2006, and the three-month and nine-month periods ended September 28, 2007 and September 29, 2006 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports for the quarters ended March 30, 2007, included as Exhibit 99.3 in the November 13, 2007 Form 8-K, June 29, 2007, included as Exhibit 99.2 in the November 13, 2007 Form 8-K, and September 28, 2007 included in ML&Co.’s Quarterly Reports on Form 10-Q (which reports include an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Callable STRIDES	TS-10

Additional Note Terms

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Callable STRIDES and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Callable STRIDES involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Callable STRIDES.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Product supplement STRIDES-2 dated November 9, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507242067/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Callable STRIDES	TS-11

ANNEX A

Call Price Calculation Methodology

The Call Price is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call and when added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original issue price.

As an example, the following steps describe the calculation of the Call Price for February 8, 2010:

•

First, the sum of the present values on the original issue date of all interest payments (including a discount factor based on an annual yield to call of 14%) made on the Callable STRIDES through and including the applicable Call Date is calculated. For a more detailed description of this calculation, please see the table below.

The following table illustrates, for the scheduled interest payment dates and the scheduled Call Date listed, the:

(a)	amount of interest payable (computed on the basis of a 360-day year of twelve 30-day months) on the applicable date;

(b)	years from the original issue date to the applicable interest payment date (computed on the basis of a 360-day year of twelve 30-day months);

(c)	discount factor(1) based upon an annual yield to call of 14%;

(d)	present value on the original issue date of the interest payments(3); and

(e)	the sum of the present values of all interest payments discounted to the original issue date.

This table assumes:

• original issue date:	February 7, 2008

• initial Share Multiplier:	0.82298295 (based upon the Volume Weighted Average Price of the Deliverable Shares of 30.3773 on the Pricing Date of January 31, 2008)

• interest rate:	11% per year

• interest payment dates:	On February 8, May 8, August 8 and November 8 of each year, beginning May 8, 2008 (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• yield to call:	14% (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• stated maturity date:	February 8, 2010

Date(2)	Interest Amount Payable	Years From Original Issue Date	Discount Factor(1) Based on the Yield to Call	Present Value at Original Issue Date of Interest Payments(3)
February 7, 2008 (issuance)		0.000000	1.000000
May 8, 2008	0.695139	0.252778	0.967421	0.672492
August 8, 2008	0.687500	0.502778	0.936245	0.643668
November 8, 2009	0.687500	0.752778	0.906073	0.622925
February 8, 2009	0.687500	1.002778	0.876874	0.602851
May 8, 2009	0.687500	1.252778	0.848615	0.583423
August 8, 2009	0.687500	1.502778	0.821268	0.564622
November 8, 2009	0.687500	1.752778	0.794801	0.546426
February 8, 2010	0.687500	2.002778	0.769188	0.528817

Sum of the present values of all interest payments:				4.765224

Callable STRIDES	TS-12

•	Next, the sum of the present values of the interest payments is subtracted from the Original Public Offering Price to produce the present value of the Call Price on the original issue date:

$25.00000 – $4.765224 = $20.234776 (the present value of the Call Price)

•

Finally, the present value of the Call Price is divided by the applicable discount factor(1) and rounded to the sixth decimal place, the quotient being the Call Price payable on the applicable Call Date:

$20.234776	= $26.306671 (the Call Price)
0.769188

(1)	The discount factor is equal to	(1)	X, where X is the number of years from the original issue date
		1.14
	(computed on the basis of a 360-day year of twelve 30-day months compounded annually), and rounded to the sixth decimal place.

(2)	The dates in this column reflect the original issue date, the scheduled interest payment dates and February 8, 2010, the Call Date used in calculating this example. If a scheduled interest payment date falls on a day that is not a Business Day, payment will be made on the following Business Day, however, the present values of the interest payments will be calculated assuming each payment is made on the calendar day scheduled for that payment.

(3)	The present values in this column represent the product of the applicable interest payment amount and the corresponding discount factor. Due to rounding, the numbers in this column may not equal the sum of the present values of all interest payments.

Callable STRIDES	TS-13